EXHIBIT 99.1

Smithfield Foods To Announce Second Quarter Earnings

In The Range Of $.50 To $.52 Per Share Versus $.29 Last Year

Smithfield, Virginia (November 15, 2004)-Smithfield Foods, Inc. (NYSE: SFD) said today that it expected to announce earnings for the second quarter of fiscal 2005 in the range $.50 to $.52 per diluted share, versus $.29 per diluted share from continuing operations in the same quarter last year.

The company said that hog production earnings rose sharply on a 30 percent increase in live hog prices in the quarter versus a year ago. Earnings also benefited from improved pork processing margins in October.

Smithfield will announce second quarter earnings on November 30.

With annualized sales of $10 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com